Exhibit 10.7


                            EMPLOYMENT AGREEMENT
                           FOR CORPORATE OFFICER


      THIS EMPLOYMENT AGREEMENT ("Agreement") is effective as of this 15TH day of MAY, 2000, by and between Tokheim Corporation, an Indiana
Corporation ("Company") and ROBERT L. MACDONALD ("Employee").

                                  RECITALS

      A. Company acknowledges and recognizes the value of Employee's services and deems it necessary and desirable to retain Employee's full-time services.

      B. Employee and Company desire to embody the terms and conditions of Employee's employment in a written agreement, which will supersede all prior employment agreements, whether written or oral.

                                 AGREEMENT

      NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      EMPLOYMENT. Company agrees to employ Employee, and Employee agrees to serve Company, on a full time basis in the capacity of EXECUTIVE VICE PRESIDENT FINANCE AND CHIEF FINANCIAL OFFICER, subject to the terms and conditions of this Agreement.

      1. TERM. Employee's employment shall commence on the effective date of this Agreement and continue for an indefinite period and until such time as it may be terminated by one or both of the parties as provided below.

      2. DEFINED TERMS. For purposes of this Agreement, the following terms shall have the following meanings, when capitalized:

      "Base Monthly Rate" means the sum of (i) Employee's monthly salary payable under Section 4.1 as of the determination date and (ii) one-twelfth of the average bonus paid to Employee for the two fiscal years of the Company preceding the determination date. For purposes of Section 5, the determination date shall be the date on which this Agreement terminates, and, for purposes of Section 7, the determination date shall be the date on which the Change in Control occurs. For purposes of clause (ii) of the first sentence of this definition, if Employee was not employed for the two full fiscal years immediately preceding the determination date, the amount under clause (ii) shall be one-twelfth of Employee's bonus for the fiscal year immediately preceding the determination date.

      "Board" means the Company's Board of Directors.

      "Cause" has the meaning specified in Section 5.1.1.

      "Change in Control" has the meaning specified in Section 7.1.2.

      "Code" or "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time.

      "Committee" means a duly authorized committee of the Board.

      "Confidential Information" has the meaning specified in Section 8.

      "Deferred Compensation Plan" means the Tokheim Corporation Deferred Compensation Plan, as in effect on the earlier of Executive's termination of employment or a Change in Control.

      "Disabled" or "Disability" means a mental or physical illness of Employee that prevents Employee from performing the essential functions of his position in a satisfactory manner and that the Board determines is likely to continue for at least six months or the remainder of Employee's life. The Board's determination of the existence or non-existence of Disability shall be made in good faith based on medical evidence acceptable to the Board.

      "Supplemental Executive Retirement Plan" means the Tokheim
Corporation Supplemental Executive Retirement Plan, as in effect on the earlier of Executive's termination of employment or a Change in Control.

      3.    DUTIES.

            3.1 During the term of this Agreement, Employee shall have such duties and responsibilities and shall supply such services in the carrying out of such duties and responsibilities as Company, through its Board, a Committee, its Chief Executive Officer, or another executive officer designated by the Board or a Committee shall from time to time direct. Subject to the provisions of Section 7, Company retains the right to change the position, responsibilities, duties, or services to be performed by Employee in such manner as it deems appropriate. During the term of employment, Employee shall devote his best efforts and skills to the business interests of Company and shall not engage in any commercial enterprise or activity, either directly or indirectly, in conflict with Company's business, or which may in any way interfere with his employment, without the consent of the Board.

            3.2 Employee agrees that, during the term of his employment, any and all inventions and discoveries, whether or not patentable, which Employee may conceive or make (collectively, "Inventions"), either alone or in conjunction with others and related or in any way connected with the business of Company, shall be the sole and exclusive property of Company. Employee shall, without further compensation or consideration, but at the expense of Company, and as and when requested to do so by Company, promptly execute and assign any and all applications, assignments, and other instruments which Company shall deem necessary to apply for and obtain letters patent of the United States and foreign countries for any Inventions and to assign and convey to Company or its nominee the sole and exclusive right, title, and interest in and to any Inventions or applications or patents thereon. As promptly as known or possessed by Employee, Employee shall disclose to Company all information with respect to any Invention. Employee further agrees that, during the term of employment, any trademarks, tradenames, service marks, trade styles, logos, emblems, labels, slogans, and writings, whether or not copyrighted (collectively, "Marks"), originated by Employee, alone or in conjunction with others, and related or in any way connected with the business of Company, shall be the sole and exclusive property of Company. Employee shall, without further compensation or consideration, but at the expense of Company, and as and when requested to do so by Company, take all action necessary to register or otherwise perfect Company's interest in and to any Marks.

      4. COMPENSATION. During the term of this Agreement, Company shall compensate Employee for his services as follows:

            4.1 Employee shall be entitled to an initial monthly base salary of $ 27,083.34. Employee's base salary shall be payable in semi-monthly or monthly installments in accordance with the policy of Company at the time of such payments. Employee's base salary shall be reviewed by the Board or a Committee at least annually and, subject to the provisions of Section 7, shall be subject to adjustment by the Board or such Committee.

            4.2 Employee shall be eligible for such bonus program as may from time to time be made available and applicable to Employee by the Board or a Committee.

            4.3 Employee shall be granted participation in all employee benefit plans applicable to Employee's position with Company, including, but not limited to, medical plans, disability plans, life insurance plans, savings plans, stock option plans, and such other plans as may from time to time be made available and applicable to Employee (collectively, "Plans"), consistent with the policies of Company and the terms and conditions of the Plans, as in effect from time to time, or as provided for in your offer/confirmation letter dated April 12, 2000. Except as provided in Section 7, nothing in this Agreement shall be deemed to alter the terms and conditions of any Plan or the policy of Company with respect to any Plan, and nothing in this Agreement shall be deemed to entitle Employee to any rights in any Plan which would not otherwise be made available to Employee pursuant to the terms, conditions, and provisions of the Plan.

                  4.3.1 Except as may otherwise be expressly provided, Employee shall be granted, upon termination of this Agreement, such rights as may be available to him pursuant to any Plan or Plans then in effect.

      5. TERMINATION. Either Company or Employee may terminate this Agreement upon providing written notice to the other.

            5.1 BY THE COMPANY. In the event this Agreement is terminated with Cause, Employee shall be entitled to no severance pay, and the parties shall each be entitled only to such continuing rights as may be provided in this Agreement or as may otherwise be available to them in law or equity.

                  5.1.1 WITH CAUSE. For purposes of this Agreement, the termination of this Agreement shall be deemed to have been made with Cause only upon the occurrence of one or more of the following circumstances:

                        5.1.1.1 Employee engages in any breach of fiduciary duty, act of dishonesty, or theft involving Company;

                        5.1.1.2  Employee is convicted of a felony;

                        5.1.1.3 Employee discloses Confidential Information in violation of Section 8 or competes with Company in violation of Section 9;

                        5.1.1.4 Employee refuses or fails to carry out the duties which may have been assigned to him; or

                        5.1.1.5 Employee continues to violate any written Company policy after written notice by Company of the violation.

            Before the Board terminates Employee's employment for Cause, it shall provide Employee an opportunity, after reasonable notice, to appear before the Board. To terminate Employee for Cause, the Board must adopt a resolution terminating Employee by affirmative vote of at least 75% of its members, after having given Employee the opportunity to present his case to the Board. The Board's resolution must state that the Board finds in good faith that (i) Employee is guilty of conduct constituting Cause, specifying the details of such conduct, and
            (ii), for cause described in Section 5.1.1.5, Employee failed to cure such conduct within 30 days after receiving written notice from Company detailing such conduct. The effective date of Employee's termination for Cause shall be the date on which Employee receives a copy of the resolution adopted by the Board or such later date specified in the resolution.

                  5.1.2 WITHOUT CAUSE. In the event Company terminates this Agreement without Cause, Employee shall be entitled to severance pay equal to 18 months of Employee's base salary payable pursuant to Section 4.1 in effect at the time of the termination, payable at the same interval as his salary at the time of the termination.

                  Employee shall have no obligation to mitigate damages by
            seeking other employment.

                  5.1.3 The right to severance pay under this Section 5.1.2 shall vest upon notice of termination and shall not be affected by Employee's subsequent death or disability.

                        5.1.3.1 Employee shall also be entitled to the following for 18 months or until Employee begins alternative employment:

                        i     Medical insurance, life insurance, and
                              disability insurance benefits from Company comparable to such benefits provided with respect to Employee as of the date of the termination of this Agreement.

                        ii Continued accrual of benefits under the Supplemental Executive Retirement Plan, if Employee is a Participant therein, as if Employee's employment had continued at the Base Monthly Rate.

            5.2 BY EMPLOYEE. Subject to Section 7, in the event Employee terminates this Agreement, Employee shall be entitled to no severance pay and shall be entitled only to such other rights as may be provided in this Agreement or as may otherwise be available to him in law or equity.

            5.3 DEATH OR DISABILITY. In the event Employee dies or becomes permanently Disabled during the term of this Agreement or any extension of it, this Agreement shall terminate upon the date of such death or Disability. In the event this Agreement terminates by Employee's death or Disability, Company shall pay Employee's pro-rata base salary under Section 4.1 through the termination date, and Employee shall be entitled to such continuing benefits as may be provided in any plan or by law, but Employee shall not be entitled to severance pay.

      6. RETURN OF COMPANY PROPERTY. Upon termination of this Agreement for any reason, Employee shall immediately surrender to Company, in the same condition as existed prior to termination of this Agreement, all property of Company in his possession or control, including Confidential Information, computers, files, and any other property owned by Company. Employee and Company acknowledge and agree that the damages suffered as a result of the breach of this Section would be difficult to ascertain. Accordingly, the parties agree that Company shall be entitled to liquidated damages in the amount of $5,000 in the event of a breach by Employee of this Section.

      7. CHANGE IN CONTROL.

            7.1 BENEFITS PAYABLE. Notwithstanding anything in this Agreement to the contrary, Employee shall be entitled to the termination benefits set forth below, if this Agreement is terminated by a "Triggering Event." The benefits set forth below shall be in addition to any other benefits which may have accrued to Employee during the term of employment; provided, however, the provisions regarding direct severance pay shall be exclusive and shall replace any other rights of Employee to direct severance payments as set forth in Section 5.

                  7.1.1 TRIGGERING EVENT. For purposes of this Agreement, a Triggering Event shall be deemed to have occurred if:

                 7.1.1.1  there is a Change in Control; and

                          7.1.1.2  within 12 months after the Change in
                          Control:

                          (a) Company terminates this Agreement without
                              Cause, or

                          (b) (1) Company or Employee terminates this
                                  Agreement, and

                              (2) in combination with the Change in Control,
                                  there has been one or more of the
                                  following:

                                  (i)   a change in the President and/or
                                        Chief Executive Officer of Tokheim
                                        Corporation or the principle
                                        managing corporation,

                                  (ii)  a change of Employee's job
                                        authority or responsibilities,

                                  (iii) a reduction of Employee's base
                                        salary payable pursuant to Section
                                        4.1 or a material reduction of
                                        aggregate benefits provided to
                                        Employee, or

                                  (iv)  the relocation of Employee's
                                        primary office location to a
                                        distance greater than 50 miles from
                                        the current office location.

                  7.1.2 CHANGE IN CONTROL. As used in this Agreement, a "Change in Control" shall be deemed to have occurred if there has been one or more of the following:

                         7.1.2.1  any "person" (as such term is used in
                         Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time), other than a retirement plan sponsored by Company, becomes a beneficial owner, directly or indirectly, of securities of Company representing 20% or more of the combined voting power of Company's then outstanding securities;

                         7.1.2.2 less than 51% of the members of the Board are Incumbent Directors (as defined in the Company's Deferred Compensation Plan, as in effect on the date of this Agreement):

                         7.1.2.3 any corporation or group of associated persons acting in concert, owns more than 25% of the outstanding shares of voting stock of Company coupled with or followed by the exercise of the voting power of such shares by the election of two or more directors of Company in any one election at the instance of such corporation or group;

                         7.1.2.4 Company becomes a party to an agreement of merger, consolidation, or other reorganization pursuant to which Company will be a constituent corporation, and either (i) Company is not the surviving or resulting corporation, or (ii) the transaction will result in less than 60% of the outstanding voting securities of the surviving or resulting entity being owned by former shareholders of Company;

                         7.1.2.5 Company becomes a party to an agreement providing for Company's sale or other disposition of all or substantially all of its assets to any individual, partnership, joint venture, association, trust, corporation, or other entity or person which is not an Affiliate (as defined in the Company's Deferred Compensation Plan, as in effect on the date of this Agreement);

                         7.1.2.6 an event that triggers the exercisability of rights under the Company's Shareholder Rights Plan, as in effect at the time of the Triggering Event; or

                         7.1.2.7 the occurrence of another event that the Board designates a Change in Control.

            7.2 BENEFITS. In the event this Agreement is terminated by a Triggering Event, Employee shall be entitled to the following:

                 7.2.1 A  lump sum severance payment equal to Employee's
            Base Monthly Rate multiplied by 24, payable within 30 days following termination of the Agreement.

                 7.2.2 Employee shall also be entitled to the following for 24 months or until Employee begins alternative employment.

                        7.2.2.1  Medical, life, accidental death and
                        dismemberment, disability, pension, and split dollar life insurance benefits from Company comparable to such benefits with respect to Employee as of the date of the termination of this Agreement.

                        7.2.2.2 Continued accrual of benefits under the Supplemental Executive Retirement Plan as if Employee's employment had continued at the Base Monthly Rate.

            7.3 Notwithstanding any provision of this Section 7 to the contrary, if Company reasonably determines that any payment or benefit provided pursuant to this Section is an "excess parachute payment" within the meaning of Code Section 280G or any successor thereof, Company may limit the total payment or benefit to Employee to the maximum amount payable by Company that would not constitute an "excess parachute payment."

            7.4 Employee shall have the right to enforce his rights under this Section 7 in any court with jurisdiction over the parties and matter or pursuant to the arbitration procedures of Section 15. Company shall be responsible for Employee's reasonable expenses and attorneys' fees in any such court proceeding or arbitration and shall pay all costs of arbitration relating to Employee's enforcement of his rights under this Section.

      8. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. For purposes of this Agreement, Confidential Information is defined as trade secrets (as defined in Indiana Code 24-2-3-2, as amended), software programs, customer reports, customer lists, vendor reports, vendor lists, and other information regarding customers and vendors utilized by Company in the course of its business, and any information regarding Company's present or future business plans.

            8.1 Employee acknowledges his position with Company will expose Employee to certain Confidential Information and that Confidential Information constitutes a valuable, special, and unique asset of Company's business. Employee shall not, during or at any time after the term of his employment, disclose any Confidential Information acquired by Employee during his employment to any person, firm, corporation, association, or other entity for any purpose, or use Confidential Information for any purpose, other than for the performance of services for Company.

            8.2 In the event of Employee's actual or threatened breach of the provisions of this Section, Company shall be entitled to obtain an injunction enjoining Employee from committing such actual or threatened breach. In the event Company obtains an injunction enjoining Employee from violating this provision, Company shall be entitled to recover all costs incurred in connection with the injunction, including reasonable attorneys' fees. Company shall also be permitted to pursue any other available remedies available for such breach or threatened breach, including the recovery of damages, costs, and attorneys' fees from Employee.

            8.3 Employee acknowledges that all Confidential Information is the sole and exclusive property of Company. Employee shall surrender possession of all Confidential Information, including documents, computers, software, disks, tapes or video recordings, or any other written, recorded, or graphic matter, however produced or reproduced, containing Confidential Information to Company upon any suspension or termination of Employee's employment. If, after the suspension or termination of Employee's employment, Employee becomes aware of any Confidential Information in his possession, Employee shall immediately surrender possession of the Confidential Information to Company.

      9. RESTRICTIVE COVENANT. For purposes of this Agreement, "Competing Business" is defined as Gilbarco, Wayne, Schlumberger, Bennett, and Tatsuno, and their respective affiliates and subsidiaries, both domestic and international, and any other company engaged in the petroleum dispensing manufacturing business or point of sale equipment business related to petroleum dispensing.

            9.1 Employee hereby covenants and agrees that, for the greater of 18 months after termination of this Agreement, or such time as Employee is receiving any severance pay from Company (the "Restricted Period"), Employee shall not, directly or indirectly own, manage, operate, control, be controlled by, participate in, be employed by, or be connected in any manner with the ownership, management, operation, or control of any Competing Business. Employee further covenants and agrees that he shall not during the Restricted Period contact or attempt to contact, either directly or indirectly, any customers of Company as they may exist at the time of termination of Employee's employment for the purpose of soliciting such customer's business for or on behalf of any Competing Business. Employee specifically acknowledges and agrees that Company's business is international in scope and that the restriction as contained in this section is intended to cover activity by Employee both domestically and internationally. Employee further stipulates, covenants, and agrees that a reasonable geographic restriction, as that term is used and defined by Indiana law, on Employee's activities under this
      Section is the entire world.

            9.2 In the event of Employee's actual or threatened breach of the provisions of this Section, Company shall be entitled to obtain an injunction enjoining Employee from committing such actual or threatened breach. In the event Company obtains an injunction enjoining Employee from violating this provision, Company shall be entitled to recover all costs incurred in connection with the injunction, including reasonable attorneys' fees. Company shall also be permitted to pursue any other available remedies available for such breach, including the recovery of damages and reasonable costs and attorneys' fees from Employee.

            9.3 If a court of competent jurisdiction or any arbitrator determines that any provision or restriction in this Section is unreasonable or unenforceable, the court or arbitrator shall modify such restriction or provision so that the agreement then becomes an enforceable restriction of the activities of Employee.

      10. FORFEITURE OF BENEFITS. If Employee breaches his obligations under either Section 8 or Section 9, Employee shall forfeit all future payments or compensation payable or provided by Company, except as required pursuant to the terms of a Plan.

      11. NO CONTINUING OBLIGATION. Employee acknowledges and agrees that this Agreement does not grant Employee the right to continue as an employee of Company as an executive or in any other capacity.

      12. NO TRUST ESTABLISHED. All payments provided under this Agreement shall be paid in cash from the general funds of Company, and no separate or special fund has been or shall be established, and no segregation of assets has been or shall be made to assure payment. Employee shall have no right, title, or interest in or to any investments or other assets which Company may acquire or obtain to assist in meeting its obligations under this Agreement. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between Company and Employee or any other person. The right of any person to receive payments from Company under this Agreement shall be no greater than the rights of a general unsecured creditor of Company.

      13. WITHHOLDING. Company may withhold from any payments or benefits provided under this Agreement:

          13.1 all federal, state, city, or other taxes as required pursuant to any law or governmental regulation or ruling; and

          13.2 any amounts owed by Employee to Company for any reason at the time of the termination of this Agreement.

      14. NO ASSIGNMENT OR ALIENATION. This Agreement shall not be assignable by Employee without Company's prior written consent; provided, however, nothing in this Section shall preclude Employee from designating a beneficiary to receive any benefit payable upon his death or preclude Employee's executors, administrators, or other legal representatives of his estate from assigning any rights hereunder to the person or persons entitled thereto. Further, except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, communication, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

      15. ARBITRATION. Employee and Company recognize and agree that the arbitration of disputes provides mutual advantages in terms of facilitating the fair and expeditious resolution of disputes. In consideration of these mutual advantages, the parties agree as follows:

          15.1 LIMITATION OF SECTION. The provisions of this Section are subject to and limited by the provisions of Sections 7.4, 8.2, and
      9.2. Except to the extent elected by Employee under Section 7.4, or by the Company under Section 8.2 or 9.2, the provisions of this Section shall not apply to any action brought pursuant to Sections 7.4, 8.2, or 9.2.

          15.2 SCOPE OF ARBITRATION. The parties shall submit to arbitration, in accordance with these provisions, any and all disputes either party may have arising from or related to this Agreement, and any other disputes between the parties arising from or related to their employment relationship, including but not limited to, any disputes regarding alleged common law tort violations or violations of state or federal statutory rights. The parties further agree that the arbitration process set forth below shall be the exclusive means for resolving all disputes made subject to arbitration but that no arbitrator shall have authority to determine whether disputes fall within the scope of these arbitration provisions.

          15.3 GOVERNING LAW. Employee and Company agree that the interpretation and enforcement of the arbitration provisions of this Agreement, including any right to appeal, shall be governed by the Indiana Uniform Arbitration Act, I.C. 34-4-2-1, et seq.

          15.4 TIME LIMITS ON SUBMITTING DISPUTES. Employee and Company acknowledge and agree that one of the objectives of this arbitration provision is to resolve disputes expeditiously, as well as fairly, and that it is the obligation of both parties, to those ends, to raise any disputes subject to arbitration under this Agreement in an expeditious manner. Accordingly, the parties agree to waive all statutes of limitations that might otherwise be applicable, and agree further that, as to any dispute subject to arbitration pursuant to this Agreement, notice of a demand for arbitration must be provided to the other party:

                15.4.1 In the event of a dispute arising out of a termination of this Agreement, within six months of the date of termination;

                15.4.2 In the event of a breach of Section 8 or 9, within four months after the full Board has actual knowledge of the breach; or

                15.4.3 In the event of any other dispute, within three months after the dispute arises.

            Failure to demand arbitration on claims within these time limits is intended to, and shall to the furthest extent permitted by law, be a waiver and release with respect to such claims, and, in the absence of a timely submitted written demand for arbitration, an arbitrator has no authority to resolve the disputes or render an award.

            15.5 AVAILABILITY OF PROVISIONAL RELIEF. Notwithstanding anything herein to the contrary, nothing in this Section shall prevent Company or Employee from obtaining injunctive relief from a court of competent jurisdiction to enforce the obligations of Sections 8 and 9 and for which either party may require provisional relief pending a decision on the merits by the arbitrator.

            15.6 AMERICAN ARBITRATION ASSOCIATION RULES APPLY AS MODIFIED HEREIN. Any arbitration of disputes shall be conducted under the Model Employment Procedures of the American Arbitration Association
      (AAA), as modified in this Agreement.

            15.7 INVOKING ARBITRATION. Either party may invoke the arbitration procedures described in this Agreement by written notice of a demand for arbitration (an "Arbitration Notice"). An Arbitration Notice shall contain a statement of the matter to be arbitrated in sufficient detail to establish the timeliness of the demand. The parties shall then have ten business days within which they may identify a mutually agreeable arbitrator. After the ten day period has expired, the parties shall prepare and submit to the AAA a joint submission, with each party to contribute half of the appropriate administrative fee. In their submission to the AAA, the parties shall either designate a mutually acceptable arbitrator or request a panel of arbitrators from the AAA according to the procedure described in section, below.

            15.8 ARBITRATOR SELECTION. In the event the parties cannot agree upon an arbitrator within ten business days after the Arbitration Notice is received, their joint submission to the AAA shall request a panel of seven arbitrators from the joint Labor and Commercial Arbitration Panels who are practicing attorneys with professional experience in the field of labor and/or employment law, and the parties shall attempt to select an arbitrator from the panel according to AAA procedures. If the parties remain unable to select an arbitrator, they shall request from AAA a panel of three comparably qualified arbitrators from which the AAA shall reject the least preferred candidate of each party and select the candidate with the highest joint ranking of the parties.

            In the event of the death or disability of an arbitrator, the parties shall select a new arbitrator as provided above. The substitute arbitrator shall have the power to determine the extent to which he or she shall act on the record already made in arbitration.

            15.9 PREHEARING PROCEDURES. Upon accepting assignment as arbitrator, the arbitrator shall promptly conduct a preliminary hearing at which each party shall be entitled to submit a brief statement of their respective positions, and at which the arbitrator shall establish a timetable for prehearing activities and the conduct of the hearing, and may address initial requests from the parties for prehearing disclosure of information. At the preliminary hearing and/or thereafter, the arbitrator shall have the discretion and authority to order, upon request or otherwise, the prehearing disclosure of information to the parties. Such disclosure may include, without limitation, production of requested documents, exchange of witness lists and summaries of the testimony of proposed witnesses, and examination by deposition of potential witnesses, to the end that information disclosure shall be conducted in the most expeditious and cost-effective manner possible, and shall be limited to that which is relevant and for which each party has a substantial, demonstrable need. The arbitrator shall further have the authority, upon request or otherwise, to confer with the parties or their designated representatives concerning any matter, and to set or modify timetables for all aspects of the arbitration proceeding.

            The arbitrator may award either party its reasonable attorneys' fees and costs, including reasonable expenses associated with production of witnesses or proof, upon a finding that the other party
      (i) engaged in unreasonable delay, (ii) failed to comply with the arbitrator's discovery order, or (iii) failed to comply with requirements of confidentiality hereunder. The arbitrator shall also have the authority, upon request or otherwise, to entertain and decide motions for prehearing judgment.

            15.10 STENOGRAPHIC RECORD. There shall be a stenographic record of the arbitration hearing, unless the parties agree to record the proceedings by other reliable means. The costs of recording the proceedings shall be borne equally by the parties.

            15.11 LOCATION. Unless otherwise agreed by the parties, arbitration hearings shall take place in Fort Wayne, Allen County, Indiana at a mutually agreeable place or, if no agreement can be reached, at a place designated by the AAA.

            15.12 THE HEARING. At any hearing, the party bearing the burden of proof according to the governing substantive law shall present its evidence first.

            15.13 POSTHEARING BRIEFS. After the close of the arbitration hearing, and on any issue concerning prehearing procedures, the arbitrator shall allow the parties to submit written briefs.

            15.14 CONFIDENTIALITY. All arbitration proceedings hereunder shall be confidential. Neither party shall disclose any information about the evidence produced by the other in the arbitration proceeding or about documents produced by the other in connection with the proceeding, except in the course of a judicial, regulatory or arbitration proceeding, or as may be requested by governmental authority. Before making any disclosure permitted by the preceding sentence, the party shall give the other party reasonable written notice of the intended disclosure and an opportunity to protect its interests. Expert witnesses and stenographic reporters shall sign appropriate nondisclosure agreements.

            15.15 COSTS. Except as otherwise expressly provided in this Agreement, as to any disputes arising from the termination of the Agreement, each party shall be responsible for its costs, including attorneys' fees, incurred in any arbitration, and the arbitrator shall not have authority to include all or any portion of said costs and fees in his or his award. The costs and fees of the arbitrator and of the AAA shall be borne equally by the parties.

                   15.15.1 Notwithstanding anything herein to the contrary, Company shall be entitled to recover its reasonable costs and attorneys' fees incurred in enforcing the provisions of Section 8 or Section 9, provided that it prevails in such enforcement action.

                   15.15.2 Notwithstanding anything herein to the contrary, Employee shall be entitled to recover from the Company all costs and expenses incurred in enforcing his rights under this Agreement, including all expenses of the arbitration and attorneys' fees and costs, provided that he prevails in whole or in part in such enforcement action.

            15.16 REMEDIES. The arbitrator shall have authority to award any remedy or relief that a federal or state court situated in the State of Indiana could grant in conformity to applicable law.

            15.17 LAW GOVERNING THE ARBITRATOR'S AWARD. In rendering an award, the arbitrator shall determine the rights and obligations of the parties, including employment discrimination issues, according to federal law and the substantive law of the State of Indiana (excluding conflicts of laws principles) as though the matter were before a court of law.

            15.18 WRITTEN AWARDS AND ENFORCEMENT. Any arbitration award shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. The parties agree that a competent court shall enter judgment upon the award of the arbitrator, provided it is in conformity with the terms of this Agreement.

            15.19 CONFLICT IN PROCEDURE. If any part of this arbitration procedure is in conflict with any mandatory requirement of applicable law, the mandatory requirement shall govern, and the procedure set forth above shall be reformed and construed to the maximum extent possible in conformance with the applicable law. The procedure shall remain otherwise unaffected and enforceable.

      16. MISCELLANEOUS.

          16.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and all prior negotiations and agreements, whether written or oral, are merged into this Agreement.

          16.2 SEVERABILITY. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision or part of a provision of this Agreement; but this Agreement shall be reformed and construed as if such provision had never been contained in it, and any such provision shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted.

          16.3 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute one document representing the agreement among the parties.

          16.4 BINDING AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns.

          16.5 AMENDMENT. This Agreement may not be amended, discharged, terminated, or changed orally; and any such proposed amendment, discharge, termination, or change shall be in writing and signed by the party against whom such amendment, change, discharge, or termination is sought.

          16.6 WAIVER OF BREACH. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach; and no waiver shall be valid unless it is in writing and is signed by the party against whom such waiver is sought.

          16.7 EXTENSION OF NONCOMPETE PERIOD. The periods of time during which Employee is prohibited from engaging in such business practices pursuant to this Agreement shall be extended by any length of time during which Employee is in breach of any of such covenants.

          16.8 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

          16.9 SURVIVAL. The provisions and restrictions contained in Sections 8 and 9 shall survive the termination of this Agreement and Employee's employment with Company.

          16.10 FULL DISCLOSURE. Employee acknowledges that Employee's employment with Company is conditioned upon the execution of this Agreement. Employee represents and acknowledges that Employee has carefully reviewed all of the terms and conditions in this Agreement and has been advised of Employee's right to seek independent legal counsel prior to execution of this Agreement.

          16.11 NOTICES. Any notice, request, or other communication required or permitted under this Agreement shall be in writing. Notice shall be deemed to have been given only if personally delivered or sent by registered or certified mail, return receipt requested. Any notice so mailed shall be deemed given on the postmark date. Failure or refusal to accept or receive any notice or communication shall not affect the validity of the notice. All such notices shall be given to the respective parties at the addresses designated below, or to such other address as a party may designate in a like manner.

      If to Company:    TOKHEIM CORPORATION
                        C/O NORMAN L. ROELKE, VICE PRESIDENT, SECRETARY
                          & GENERAL COUNSEL
                        P.O. BOX 360
                        FORT WAYNE, IN 46801

      If to Employee:   ROBERT L. MACDONALD
                        _________________________
                        _________________________


      IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.


TOKHEIM CORPORATION                       EMPLOYEE

_________________________________         ______________________________
DOUGLAS K. PINNER                         ROBERT L. MACDONALD
CHAIRMAN, PRESIDENT, AND CEO


_________________________________
By:  NORMAN L. ROELKE
Its: VICE PRESIDENT, SECRETARY
       & GENERAL COUNSEL